Exhibit 10.14

SINGULAR GENOMICS SYSTEMS, INC.

EXECUTIVE SEVERANCE PLAN

1.    Purpose of the Plan

The purpose of the Plan is to provide for the payment of severance benefits to certain eligible employees of the Company in the event such employees are subject to certain qualifying employment terminations. This Plan shall supersede any and all prior separation, severance and salary continuation arrangements, programs and plans that were previously offered by the Company, either orally or in writing, for which a Participant was eligible. Capitalized terms used in the Plan are defined in Section 11, except as otherwise specified.

2.    Effective Date

The Plan shall become effective on the closing date of the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Effective Date”).

3.    Administration

The Committee shall act as the plan administrator of the Plan and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Committee as plan administrator of the Plan shall be binding and conclusive on all persons. The Committee may act under the Plan on a case-by-case basis and the Committee’s decisions under the Plan need not be uniform with respect to similarly situated Participants.

4.    Participation

Eligibility under the Plan is limited to those Company executive employees and other key employees as are designated by the Committee from time to time to participate in the Plan.

5.    Severance Benefits

(a)    Termination not in Connection with a Change in Control. Subject to the terms of the Plan, if a Participant is subject to an Involuntary Termination, then the Participant will be entitled to receive such Participant’s Accrued Benefits (if any) and, subject to the Participant’s satisfaction of the requirements of Section 6, the Company shall provide the Participant with the following Severance Benefits:

(i)    Cash Severance. The Company shall pay the Participant a lump-sum cash severance amount, as follows:

Participant Tier	Cash Severance Amount
Tiers 1 & 2	An amount equal to (i) 12 months of the Participant’s Base Salary and (ii) a Pro-Rata Bonus

Tier 3	An amount equal to (i) 6 months of the Participant’s Base Salary and (ii) a Pro-Rata Bonus

Any cash severance payable under this Section 5(a)(i) shall be paid in a lump sum on the first regular payroll period following the expiration of any period during which the Participant may revoke the Release pursuant to Section 6, so long as the Release becomes effective no later than sixty (60) days after the Participant’s Separation. Notwithstanding the foregoing, if the period during which a Participant has discretion to execute or revoke the Release straddles two taxable years, then the Company shall make any severance payment due to the Participant under this Section 5(a)(i) in the second of such taxable years, regardless of which taxable year the Participant actually delivers the executed Release to the Company.

(ii)    Accelerated Vesting of Equity Awards. Effective as of the date of the Participant’s Separation, the Participant shall become vested in that portion of his or her then-outstanding and unvested time-based equity awards which would have otherwise become vested pursuant to their regular vesting schedule during the applicable period set forth in the table below:

Participant Tier	Vesting Period
Tiers 1 & 2	12 months

Tier 3	6 months

Notwithstanding the foregoing, if the terms of an Existing Equity Award (excluding any such terms triggered by a termination related to or in connection with a Change in Control) held by a Participant provides for more favorable vesting in the event of an Involuntary Termination than the vesting terms set forth in this Section 5(a)(ii), the terms of such Existing Equity Award shall govern the accelerated vesting of such Existing Equity Award upon the Participant’s Involuntary Termination.

(iii)    Health Benefit Continuation. If (x) the Participant was a participant in the Company’s group health insurance plans on the date of such Participant’s Involuntary Termination and (y) timely elects continued coverage under COBRA, the Company shall pay the Employer’s portion of the Participant’s COBRA premiums on behalf of the Participant and the Participant’s eligible dependents, until the earliest to occur of (A) the end of the number of months set forth in the table below for the Participant, as applicable, (B) the expiration of the Participant’s eligibility for the continuation coverage under COBRA, and (C) the date when the Participant becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the Involuntary Termination through the earliest to occur of the dates set forth in clause (A) through (C), the “Non-CIC COBRA Payment Period”).

Participant Tier	Health Benefit Continuation Period
Tiers 1 & 2	12 months

Tier 3	6 months

These payments will be subject to applicable tax withholdings, including as necessary to avoid a violation of, or penalties under, the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act). In all cases, if the Participant becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the Non-CIC COBRA Payment Period, the Participant must immediately notify the Company of such event, and all payments and obligations under this Section 5(a)(iii) will cease. For purposes of this Section 5(a)(iii), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by a Participant under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant.

(b)    Change in Control Termination. Notwithstanding Section 5(a), subject to the terms of the Plan, if a Participant’s employment with the Company is terminated as a result of a Change in Control Termination, then the Participant shall be entitled to receive the severance benefits set forth under this Section 5(b) (and shall not be entitled to receive the severance benefits set forth under Section 5(a)). Following a Participant’s Change in Control Termination, the Participant shall be entitled to receive the Participant’s Accrued Benefits (if any) and, subject to such Participant’s satisfaction of the requirements of Section 6, the Company shall provide the Participant with the following Severance Benefits:

(i)    Cash Severance. The Company shall pay the Participant a lump-sum cash severance amount, as follows:

Participant Tier	Cash Severance Amount
Tier 1	An amount equal to (i) 150% of the sum of (x) the Participant’s Base Salary plus (y) the Participant’s Target Bonus and (ii) a Pro-Rata Bonus

Tier 2	An amount equal to (i) 100% of the sum of (x) the Participant’s Base Salary plus (y) the Participant’s Target Bonus and (ii) a Pro-Rata Bonus

Tier 3	An amount equal to (i) 75% of the sum of (x) the Participant’s Base Salary plus (y) the Participant’s Target Bonus and (ii) a Pro-Rata Bonus

Any cash severance payable under this Section 5(b)(i) shall be paid in a lump sum on the first regular payroll period following the expiration of any period during which the Participant may revoke the Release pursuant to Section 6, so long as the Release becomes effective no later than sixty (60) days after the Participant’s Separation. Notwithstanding the foregoing, if the period during which a Participant has discretion to execute or revoke the Release straddles two taxable years, then the Company shall make any severance payment due to the Participant under this Section 5(b)(i) in the second of such taxable years, regardless of which taxable year the Participant actually delivers the executed Release to the Company.

(ii)    Accelerated Vesting of Equity Awards. Effective as of the later of (i) the Participant’s Separation or (ii) the consummation of the Change in Control, the Participant shall become fully vested in all of his or her then-outstanding and unvested time-based equity awards. For avoidance of doubt, if the Participant is subject to an Involuntary Termination within three months prior to a Change in Control, the portion of the Participant’s then-outstanding and unvested equity awards that is eligible to vest and become exercisable pursuant to this Section 5(b)(ii) will remain outstanding for three months or the occurrence of the Change in Control, whichever is sooner, so that any additional benefits pursuant to this Section 5(b)(ii) may be provided if a Change in Control occurs within three months after the Participant’s Involuntary Termination, provided that in no event will any of the Participant’s stock options remain outstanding beyond the option’s maximum term to expiration. If a Change in Control does not occur within three months after an Involuntary Termination, any unvested portion of a Participant’s equity awards that remain outstanding following the Participant’s Involuntary Termination will be immediately and automatically forfeited.

(iii)    Health Benefit Continuation. If (x) the Participant was a participant in the Company’s group health insurance plans on the date of such Participant’s Change in Control Termination and (y) timely elects continued coverage under COBRA, the Company shall pay the Employer’s portion of the Participant’s COBRA premiums on behalf of the Participant and the Participant’s eligible dependents, until the earliest to occur of (A) the end of the number of months set forth in the table below for the Participant, as applicable, (B) the expiration of the Participant’s eligibility for the continuation coverage under COBRA, and (C) the date when the Participant becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the Change in Control Termination through the earliest to occur of the dates set forth in clause (A) through (C), the “CIC COBRA Payment Period”).

Participant Tier	Health Benefit Continuation Period
Tier 1	18 months

Tier 2	12 months

Tier 3	9 months

These payments will be subject to applicable tax withholdings, including as necessary to avoid a violation of, or penalties under, the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act). In all cases, if the Participant becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the CIC COBRA Payment Period, the Participant must immediately notify the Company of such event, and all payments and obligations under this Section 5(b)(iii) will cease. For purposes of this Section 5(b)(iii), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by a Participant under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant.

(c)    Form of Severance under Existing Agreement. Participants who are covered by an existing employment or severance agreement with the Company on the Effective Date agree that their existing rights under all such agreements are terminated and replaced with the provisions of this Plan; provided, however, that for the duration of the original remaining term of the employment or severance agreement only, the timing and form of severance (i.e., lump sum or installments) in the employment or severance agreement shall supersede the timing and form of payment provisions in this Section 5 and control the timing and form of payment of the cash severance.

(d)    Employment with Successor. Notwithstanding anything to the contrary under the Plan, no Severance Benefits shall be paid to a Participant who (i) is terminated as a result of such Participant failing to accept an offer of continuing employment with the Company in a comparable position, or (ii) is terminated in connection with a Change in Control or the sale or conveyance of such Participant’s business unit or division as a result of such Participant failing to accept a comparable offer of employment made by the acquirer or successor to the Company in such transaction. A Participant who accepts comparable employment with an acquirer or successor to the Company following a Change in Control remains entitled to receive Severance Benefits if such Participant’s employment is terminated as specified under Section 5(b).

(e)    Code Section 280G Cutback. If the Severance Benefits provided by this Plan or other benefits otherwise payable to a Participant (a) constitute “parachute payments” within the meaning of Code Section 280G, and (b) but for this Section 5(e), would be subject to the excise tax imposed by Code Section 4999 (“Excise Tax”), then such Severance Benefits or other benefits shall be payable either in full or in such lesser amount which would result in no portion of such Severance Benefits or other benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of such Severance Benefits and other benefits under this Plan or otherwise, notwithstanding that all or some portion of such Severance Benefits or other benefits may be taxable under Code Section 4999. Any reduction in the Severance Benefits and other benefits required by this Section 5(e) shall be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii)

reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to the Participant. All determinations required to be made under this Section 5(e) (including whether any of the Severance Benefits or other benefits are parachute payments and subject to the Excise Tax, or whether such benefits shall be reduced) will be made by an independent accounting firm selected by the Company. For purposes of making the calculations required by this Section 5(e), the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonably, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company will bear the costs that the accounting firm may reasonably incur in connection with the calculations contemplated by this Section 5(e). The accounting firm’s determination will be binding on both the Participant and the Company absent manifest error.

6.    Terms and Conditions for Receipt of Severance Benefits

As a condition to receiving Severance Benefits under the Plan, each Participant shall be required to (i) sign and deliver to the Company, and not revoke or violate the terms of, a general release of all claims in the form provided by the Company (the “Release”), (ii) return all Company Property to the Company, and (iii) comply with all agreements between the Company and the Participant relating to confidentiality, non-competition, non-solicitation and non-disparagement. The Company shall deliver the Release to the Participant within 30 days after the Participant’s Separation. The Release will specify how much time the Participant has to sign it and whether there is a revocation period; provided, however, that the deadline for execution of the Release will in no event be later than 50 days after the Participant’s Separation and the Release must become effective by the 60th day after the Participant’s Separation. If the Release has not been signed by the Participant and become effective by the 60th day after the Participant’s Separation, then the Participant will cease to be eligible for benefits under this Plan.

7.    Benefit Claims

(a)    Initial Claim. Any claims concerning eligibility, participation, benefits or other aspects of the Plan must be submitted in writing and directed to the Committee, within thirty (30) days after the communication of the determination that is the basis of the claim. Within thirty (30) days after receiving a claim, the Committee will (i) either accept or deny the claim completely or partially and (ii) notify a Participant of acceptance or denial of the claim. If a claim is partially or wholly denied, the Committee will provide a written denial to a Participant no later than ninety (90) days after receipt of the initial claim request. The written denial shall include specific reasons for the denial, specific references to the Plan provisions upon which the denial was based, a description of any additional material or information necessary for the Committee to reconsider a claim, an explanation of why such material is necessary, and instructions on the Plan’s claim review procedure.

(b)    Appeals. A Participant may request in writing to the Committee a review of a denied claim within thirty (30) days after receipt of such denial. Such written request must contain an explanation as to why the Participant is seeking a review. For purposes of the review, a Participant has the right to (i) submit written comments, documents, records and other information relating to the claim for benefits; (ii) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits;

and (iii) a review that takes into account all comments, documents, records, and other information the Participant submitted relating to the claim, regardless of whether the information was submitted or considered in the initial decision. A decision on such review will be rendered in writing within thirty (30) days of the Committee’s receipt of a request for review. A written notice affirming the denial of a claim will set forth the specific reasons for the decision and make specific reference to Plan provisions upon which the decision or appeal is based. In preparation for filing such a request for review, a Participant or his or her authorized representative may review pertinent Plan documents, and as part of the written request for review, may submit issues and comments concerning the claim. No claim may be brought before or submitted to a court of law or other governmental entity unless and until the claims process under this Section 7 has been exhausted.

8.    Recoupment

(a)    Right of Recoupment. If, at any time, the Board or the Committee, as the case may be, determines that any action or omission by a Participant constituted a violation of the conditions set forth in Section 6 to the material detriment of the Company, then such Participant’s participation in the Plan shall be immediately terminated and such Participant shall repay to the Company, upon notice to such Participant by the Company, up to 100% of the pre-tax amount paid to such Participant pursuant to this Plan. The Board or the Committee, as the case may be, shall determine the date of occurrence of such violation and the percentage of the pre-tax amount received pursuant to this Plan that must be repaid to the Company.

(b)    Method of Recoupment. To the extent permitted by applicable law, the Company may enforce the recoupment of any or all amounts due under this Section 8 by withholding future payment of any Severance Benefits, seeking reimbursement of previously paid Severance Benefits, demanding direct cash payment, reducing any amount of compensation owed by the Company to a Participant, and/or such other means determined by the Board or Committee.

(c)    Nonexclusive Remedy. The Company’s right of recoupment under this Section 8 is in addition to any remedy available to the Company with respect to any Participant, including, but not limited to, the initiation of civil or criminal proceedings and any right to repayment under the Sarbanes-Oxley Act of 2002, Dodd-Frank Wall Street Reform and Consumer Protection Act, and any other applicable law.

9.    General

(a)    Amendment and Termination of the Plan. The Board or the Committee may amend or terminate the Plan in any respect (including any change to the Severance Benefits) at any time; provided that no such amendment or termination that has the effect of reducing or diminishing the right of any Participant will be effective without the written consent of such Participant.

(b)    At-Will Employment. Each Participant is employed by the Company on an “at will” basis and nothing in this Plan shall give any Participant any right to continue in the employ of the Company. The Plan shall not be deemed (a) to give any employee or other person any right to be retained in the employ of the Company, or (b) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, and with or without advance notice, which right is hereby reserved.

(c)    Non-Duplication of Benefits. Payments to a Participant under the Plan shall be in lieu of any severance or similar payments that otherwise might be payable under any Company plan, program, policy or agreement that provides severance benefits upon termination of employment. No Participant is eligible to receive benefits under this Plan or pursuant to other contractual obligations more than one time.

(d)    Unfunded Plan. The Plan shall be unfunded and all benefits payable under the Plan will be paid only from the general assets of the Company. The Plan does not create any right to, or interest in, any specific assets of the Company and the Participants are general, unsecured creditors of the Company.

(e)    No Mitigation. A Participant shall not be obligated to seek other employment in mitigation of the amounts payable under any provision of the Plan, and the obtaining of such other employment shall not effect any reduction of the Company’s obligations to pay the Severance Benefits provided under the Plan (other than payments or benefits provided under Sections 5(a)(iii) and 5(b)(iii)).

(f)    Withholding. The Company may withhold from any payments made under the Plan all federal, state, local or other taxes required pursuant to any law or governmental regulation or ruling.

(g)    Right to Offset. To the extent permitted by law, the Company may offset against any obligation to pay any portion of any severance benefit under the Plan any outstanding amount of whatever nature that a Participant then owes to the Company in his or her capacity as an employee. However, no amount of “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) that is payable to a Participant under the Plan may be used to offset any amount that the Participant then owes to the Company.

(h)    Successors. The rights and obligations of a Participant under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any surviving entity resulting from a change in control of the Company and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(i)    Governing Law. The Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware or by United States federal law.

(j)    Severability. If any provision of the Plan is declared illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(k)    Notices. Notices and all other communications provided for under the Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to the Company’s corporate headquarters address, to the attention of the Committee, or to a Participant at the home address most recently communicated by the Participant to the Company in writing.

10.    409A Compliance.

(a)    The Plan is intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”). The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to a Participant under the Plan. The Company shall not be liable to a Participant for any payment made under the Plan, at the direction or with the consent of a Participant, which is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under the Plan as an amount includible in gross income under Section 409A.

(b)    “Termination of employment,” or words of similar import, as used in this Plan means, for purposes of any payments under this Plan that are payments of deferred compensation subject to Section 409A, a Participant’s “separation from service” as defined in Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments.

(c)    With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, a Participant, as specified under this Plan: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Code Section 105(b); (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)    If a payment obligation under the Plan arises on account of a Participant’s termination of employment while a “specified employee” (as defined under Section 409A and the regulations thereunder and determined in good faith by the Committee), any payment of “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) shall be made within fifteen (15) days after the end of the six-month period beginning on the date of such termination of employment or, if earlier, within fifteen (15) days after appointment of the personal representative or executor of a Participant’s estate following the death of a Participant.

11.    Definitions

The following definitions apply to the Plan:

“Accrued Benefits” means, with respect to a Participant, the Participant’s (i) earned but unpaid Base Salary through the date of termination of employment, (ii) accrued but unused paid time off, and (iii) unreimbursed business expenses. The Company will pay Accrued Benefits to a Participant in a cash lump sum within ten (10) days after the Participant’s termination of employment with the Company.

“Affiliate” means any other entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships).

“Base Salary” means, with respect to a Participant, the Participant’s annual rate of base salary in effect as of the date of the Participant’s Separation.

“Board” means the Board of Directors of Singular Genomics Systems, Inc.

“Cause” means a Participant’s: (i) participation in or commission of any act that would constitute a felony or a crime involving fraud, dishonesty, or moral turpitude under the laws of the United States or any state thereof; (ii) violation of any federal or state law or regulation applicable to the Company’s business that could result in material harm to the Company or its operations; (iii) material violation of any agreement between the Participant and the Company, any Company policy, or any statutory duty owed to the Company, its employees or its stockholders; (iv) gross misconduct or clear and material insubordination; (v) commission of or attempted commission of, or participation in, a fraud or act of dishonesty against the Company; or (vi) any unauthorized act by the Participant that results in material harm to the Company’s business. If conduct constituting “Cause” under clause (iv), (v), or (vi) above is susceptible of cure by the Participant as determined by the Committee in good faith, Cause shall not exist unless the Participant is first given 30 days’ written notice to cure.

“Change in Control” means:

(i)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities;

(ii)    The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)    The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv)    Individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Change in Control Termination” means a Participant’s Involuntary Termination which occurs within three (3) months prior to or within the twelve (12) months following a Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and Treasury guidance promulgated under it.

“Committee” means the Compensation Committee of the Board. The Committee may delegate some or all of its authority under the Plan to any person, persons or subcommittee, in which event, the term “Committee” includes such person, persons or subcommittee to the extent of such delegation.

“Company” means Singular Genomics Systems, Inc. and any Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Equity Award” means any outstanding equity award granted to a Participant prior to the Effective Date.

“Involuntary Termination” means either (i) a Participant’s Termination Without Cause or (ii) a Participant’s Resignation for Good Reason.

“Participant” means a person employed by the Company who has been designated by the Committee to participate in the Plan.

“Plan” means this Singular Genomics Systems, Inc. Executive Severance Plan.

“Pro-Rata Bonus” means a pro-rated amount of the Participant’s Target Bonus for the Company’s fiscal year in which the Involuntary Termination occurs, based on a fraction, the numerator of which is the number of days in the fiscal year the Participant was employed by the Company and the denominator of which is 365.

“Resignation for Good Reason” means a Participant’s Separation as a result the Participant’s resignation from employment after one of the following conditions has come into existence without the Participant’s consent: (i) a material breach by the Company of any agreement between the Participant and the Company; (ii) a material reduction in the Participant’s duties, position or responsibilities, taken as a whole; (iii) a material reduction of the Participant’s Base Salary and/or Target Bonus other than as part of a similar reduction for substantially all employees or substantially all senior officers; or (iv) relocation of the Participant’s business office to another location more than fifty (50) miles away and outside the greater San Diego area, provided such relocation also materially increases the Participant’s commuting distance, and provided that no relocation will constitute a Resignation for Good Reason if the Participant is allowed to provide services remotely (e.g., through telecommuting) at the time of the relocation. In order to constitute a Resignation for Good Reason, the Participant must provide the Company with written notice of the applicable condition coming into existence within 60 days after its occurrence, the Company must fail to remedy the condition within 30 days after receiving the Participant’s written notice, and the Participant must termination his or her employment within 30 days after expiration of such cure period. For the avoidance of doubt, an acquisition of the Company without a corresponding change in the Participant’s authority, duties or responsibilities shall not constitute grounds for a “Resignation for Good Reason.”

“Separation” means a “separation from service,” as defined in the regulations under Section 409A.

“Severance Benefits” means the benefits specified in Section 5 of this Plan.

“Target Bonus” means the Participant’s short-term incentive bonus target in effect on the Participant’s date of termination of employment.

“Termination Without Cause” means a Separation as a result of the termination of the Participant’s employment by the Company without Cause and not as a result of the Participant’s death or disability.

“Tier 1 Participant” means any Participant who the Committee has designated as a Tier 1 Participant.

“Tier 2 Participant” means any Participant who the Committee has designated as a Tier 2 Participant.

“Tier 3 Participant” means any Participant who the Committee has designated as a Tier 3 Participant.